Exhibit 10.1
ATMEL CORPORATION
STEVEN LAUB EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is entered into as of August 6, 2006, by and between Atmel Corporation (the “Company”) and Steven Laub (“Executive”).
     1. Duties and Scope of Employment.
          (a) Positions and Duties. As of August 7, 2006 (the “Effective Date”), Executive will commence service as the Company’s Chief Executive Officer and President. Executive will report to the Company’s Board of Directors (the “Board”). As of the Effective Date, Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term”.
          (b) Board Membership. As of the Effective Date, Executive serves as a member of the Board. At each annual meeting of the Company’s stockholders during the Employment Term, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates) voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.
          (c) Obligations. During the Employment Term, Executive, except as provided below, will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s written corporate guidance and ethics guidelines, conflict of interests policies and code of conduct. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, (i) serve in any capacity with any civic, educational, professional, industry or charitable organization, provided such services do not interfere with Executive’s obligations to Company, and (ii) serve on the board of directors of one (1) company of his choosing, with such company to be reasonably acceptable to the Board (currently Teridian Semiconductor Corporation, as to which Executive is paid by Golden Gate Capital and such service will not constitute a violation of this Section 1(c)).
               (i) Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement.

Executive further represents that he has disclosed to the Company in writing all threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against Executive of which he is aware, if any, as a result of his employment with any previous employer or his membership on any boards of directors.
               (d) Other Entities. Executive agrees to serve and will be appointed, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will mean any entity controlled by, controlling, or under common control of the Company.
     2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.
     3. Compensation.
          (a) Base Salary. Commencing with the Effective Date, the Company will pay Executive an annual salary of $700,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). Executive’s Base Salary will be subject to annual review (subject to the provisions of Section 10(e)(iii) of this Agreement). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to the usual, required withholdings.
          (b) Annual Incentive. Executive will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board or by the Compensation Committee of the Board (the “Committee”). During the Employment Term, Executive’s target annual incentive (“Target Annual Incentive”) will be not less than 100% of Base Salary. The actual earned annual cash incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Committee with the input of Executive are achieved or exceeded and will be adjusted for under- or over-performance. Any incentive earned during the remainder of fiscal 2006 will be pro-rated based on Executive’s hire date (calculated by multiplying any annual incentive earned by Executive by a fraction with a numerator equal to the number of days inclusive between the Effective Date and December 31, 2006 and a denominator equal to 365).
          (c) Equity Awards.
               (i) As of August 7, 2006, Executive will be granted a nonstatutory stock option to purchase 1,450,000 shares of Company common stock at a per share exercise price equal to the closing price per share on the Nasdaq National Market (“Nasdaq”) for the common stock of the Company on August 7, 2006 (the “Initial Option”). The Initial Option will be granted under and subject to the terms, definitions and provisions of the Company’s 2005 Stock Plan (the “Plan”) and will be scheduled to vest at a rate of 25% of the shares subject to the Initial Option on the first anniversary of the grant and 1/48 of the shares will be scheduled to vest monthly thereafter assuming Executive’s continued employment with the Company on each scheduled vesting date. Except as provided in this Agreement, the Initial Option will be subject to the Company’s standard terms and conditions for options granted under the Plan.
               (ii) The Company will use its commercially reasonable best efforts to secure approval from Nasdaq for the grant of an additional option to purchase 2,550,000 shares of Company common stock at a per share exercise price equal to the closing price per share on the Nasdaq for the common stock of the Company on the date of grant (the “Stand-Alone Grant”). Subject to Nasdaq approval, the Stand-Alone Grant will be granted under a non-stockholder approved arrangement outside of any Company equity plan. Subject to the provisions of this Agreement, the terms and conditions of the Stand-Alone Grant will be materially similar to those of the Initial Option (except that it will not be granted under a Company equity plan), and will be scheduled to vest at a rate of 25% of the shares subject to the award on August 7, 2007, and the remainder of the shares will be scheduled to vest pro-rata monthly over the three (3) year period commencing on August 7, 2007, assuming Executive’s continued employment with the Company on each scheduled vesting date. Following the issue of the Stand-Alone Grant, the Company will use commercially reasonable best efforts to register the shares underlying the Stand-Alone Grant on Form S-8 in order to permit resale thereof.
               (iii) If the Company does not receive Nasdaq approval of the Stand-Alone Grant by December 31, 2006, then on January 2, 2007 (assuming Executive is still employed by the Company), the Company will grant to Executive a nonstatutory stock option to purchase 500,000 shares of Company common stock at a per share exercise price equal to the closing price per share on the Nasdaq for the common stock of the Company on January 2, 2007 (the “Additional Option”). The Additional Option will be granted under and subject to the same terms, definitions and provisions applicable to the Initial Option, and will be scheduled to vest at a rate of 25% of the shares subject to the award on August 7, 2007, and the remainder of the shares will be scheduled to vest pro-rata monthly over the three (3) year period commencing on August 7, 2007, assuming Executive’s continued employment with the Company on each scheduled vesting date. In addition, if Nasdaq approval of the Stand-Alone Grant is not obtained, on January 2, 2007 (assuming Executive is still employed by the Company), the Company will grant 1,000,000 shares of restricted stock (or restricted stock units) to Executive under and subject to the same terms, definitions and provisions applicable to the Initial Option assuming exercise thereof, except that such shares will be scheduled to vest at a rate of 25% of the shares subject to the award vesting on August 7, 2007, and the remainder of the shares will be scheduled to vest pro-rata quarterly over the three (3) year period commencing on August 7, 2007, assuming Executive’s continued employment with the Company on each scheduled vesting date. The Company agrees (to the extent permitted by the Company’s Insider Trading Policy), at the request of Executive, to facilitate the implementation by Executive of a 10b5-1 trading plan to accommodate Executive’s ability to sell such portion of the relevant shares as may be necessary to cover Executive’s tax withholding obligations with respect to such vesting, if any, at such tax rate as Executive may specify. If the Company’s Insider Trading Policy does not permit the implementation of a 10b5-1 trading plan, Executive will be allowed to have the Company withhold the number of shares necessary to satisfy his minimum tax withholding obligation.

     4. Employee Benefits.
          (a) Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.
          (b) Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers, but with vacation accrual of not less than four (4) weeks per year.
     5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
     6. Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his termination of employment; (c) pay for accrued but unused vacation; (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (e) unreimbursed business expenses required to be reimbursed to Executive; and (f) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, this Agreement, and/or separate indemnification agreement, as applicable. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to exercise any outstanding stock options for at least twelve (12) months after the later of such termination of employment or the date upon which Executive ceases to provide any other services to the Company or any of its affiliates, whether as a director, independent contractor or otherwise, but in no event later than the applicable scheduled expiration date of such award (in the absence of any termination of employment) as set forth in the award agreement. In the event Executive’s employment with the Company terminates due to death or Disability, then there will be acceleration of vesting of any then unexpired and unvested equity awards (including, but not limited to, awards of stock appreciation rights or restricted stock units) held by Executive based on the vesting that Executive would have achieved had Executive remained in the employ of the Company for an additional twelve (12) months (provided that, if Executive’s employment with the Company terminates due to death or Disability prior to January 2, 2007, then “twenty-four (24) months” will be substituted for “twelve (12) months” in this sentence). In addition, if the termination is by the Company without Cause or Executive resigns for Good Reason, Executive will be entitled to the amounts and benefits specified in Section 7.
     7. Severance.
          (a) Termination Without Cause or Resignation for Good Reason other than in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, and such termination is not in Connection with a Change of Control, then, subject to Section 8, Executive will receive: (i) continued payment of Executive’s Base Salary (subject to applicable tax withholdings) for twenty-four (24) months, such amounts to be paid out bi-weekly in accordance with the Company’s normal payroll policies; (ii) the current year’s Target Annual Incentive pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year’s Target Annual Incentive by a fraction with a numerator equal to the number of days inclusive between the start of the current calendar year and the date of termination and a denominator equal to 365, such amounts to be paid out bi-weekly in accordance with the Company’s normal payroll policies over the course of twelve (12) months; (iii) twelve (12) months accelerated vesting with respect to Executive’s then outstanding, unvested equity awards, and (iv) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) eighteen (18) months, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans. Notwithstanding the foregoing, if Executive is terminated without Cause or resigns for Good Reason, and such termination is not in Connection with a Change of Control and occurs prior to January 2, 2007, then “twenty-four (24) months” will be substituted for “twelve (12) months” in clause (iii) of the preceding sentence.
          (b) Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is in Connection with a Change of Control, then, subject to Section 8, Executive will receive: (i) continued payment of Executive’s Base Salary for the year in which the termination occurs (subject to applicable tax withholdings), for twenty-four (24) months, such amounts to be paid out bi-weekly in accordance with the Company’s normal payroll policies; (ii) the payment in an amount equal to 100% of Executive’s Target Annual Incentive for the year in which the termination occurs (subject to applicable tax withholdings), such amounts to be paid out bi-weekly in accordance with the Company’s normal payroll policies over the course of twelve (12) months; (iii) the current year’s Target Annual Incentive pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year’s Target Annual Incentive by a fraction with a numerator equal to the number of days inclusive between the start of the current calendar year and the date of termination and a denominator equal to 365 such amounts to be paid out bi-weekly in accordance with the Company’s normal payroll policies over the course of twelve (12) months; (iv) 100% (subject to the following sentence) of Executive’s then outstanding unvested equity awards will vest, and (v) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) eighteen (18) months, payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans. Notwithstanding the previous sentence, if the Change of Control occurs between January 2, 2007 and August 7, 2007 inclusive, only 50% of Executive’s then outstanding unvested equity awards will vest.
          (c) Voluntary Termination Without Good Reason or Termination for Cause. If Executive’s employment is terminated voluntarily (excluding a termination for Good Reason), including due to death or Disability or is terminated for Cause by the Company, then, except as provided in Section 6, (i) all further vesting of Executive’s outstanding equity awards will terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be eligible for severance benefits only in accordance with the Company’s then established plans.

     8. Conditions to Receipt of Severance; No Duty to Mitigate.
          (a) Separation Agreement and Release of Claims. The receipt of any severance or other benefits pursuant to Section 7 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. No severance or other benefits pursuant to Section 7 will be paid or provided until the separation agreement and release agreement becomes effective.
          (b) Non-solicitation and Non-competition. The receipt of any severance or other benefits pursuant to Section 7 will be subject to Executive agreeing that during the Employment Term and Continuance Period, Executive will not (i) solicit any employee of the Company (other than Executive’s personal assistant) for employment other than at the Company, or (ii) directly or indirectly engage in, have any ownership interest in or participate in any entity that as of the date of termination, competes with the Company in any substantial business of the Company or any business reasonably expected to become a substantial business of the Company within the Continuance Period. If Executive violates this Section 8(b), the Company’s sole form of recourse will be to terminate any future payments or benefits owed to Executive pursuant to Section 7 of this Agreement. Executive’s passive ownership of not more than 1% of any publicly traded company and/or 5% ownership of any privately held company will not constitute a breach of this Section 8(b). Public solicitation, such as by taking out ads in a newspaper, advertising on the web and the like, not specifically aimed at employees of the Company, will not constitute a breach of this Section 8(b).
          (c) Nondisparagement. During the Employment Term and Continuance Period, Executive and the Company in its official communications will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the other. The Company will instruct its officers and directors to not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Executive. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from providing factual information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.
          (d) Other Requirements. Executive’s receipt of continued severance payments pursuant to Section 7 will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement and the provisions of this Section 8.
          (e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
     9. Excise Tax. In the event that the benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s severance benefits payable under the terms of this Agreement will be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless Executive and the Company agree otherwise in writing, the determination of Executive’s Excise Tax liability, if any, and the amount, if any, required to be paid under this Section 9 will be made in writing by the independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company agree to furnish such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this Section 9.
     10. Definitions.
          (a) Cause. For purposes of this Agreement, “Cause” will mean:
               (i) Executive’s willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed his duties and Executive has not taken corrective action within thirty (30) days of such written demand;
               (ii) Any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of Executive;
               (iii) Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;
               (iv) A breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company’s reputation or business;
               (v) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability);
               (vi) Executive (A) obstructing or impeding; (B) endeavoring to obstruct, impede or improperly influence, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”;
               (vii) Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or Executive’s loss of any governmental or self-regulatory license that is reasonably necessary for Executive to perform his responsibilities to the Company under this Agreement, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on leave (which will be paid to the extent legally permissible).
          (b) Change of Control. For purposes of this Agreement, “Change of Control” will mean the occurrence of any of the following events:
               (i) The consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
               (ii) The approval by the stockholders of the Company, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;
               (iii) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or
               (iv) A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
          (c) Continuance Period. For purposes of this Agreement, “Continuance Period” will mean the period of time beginning on the date of the termination of Executive’s employment and ending on the date on which Executive is no longer receiving Base Salary payments under Section 7.
          (d) Disability. For purposes of this Agreement, “Disability” will mean Executive’s absence from his responsibilities with the Company on a full-time basis for 120 calendar days in any consecutive twelve (12) month period as a result of Executive’s mental or physical illness or injury.
          (e) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

               (i) An adverse change in Executive’s title or reporting relationship, or a significant reduction of Executive’s duties, position, or responsibilities, relative to Executive’s duties, position, or responsibilities in effect immediately prior to such reduction;
               (ii) A material reduction in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced. Notwithstanding the foregoing, a one-time reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction of 10% or less will not constitute “Good Reason”;
               (iii) A reduction in Executive’s Base Salary or Target Annual Incentive as in effect immediately prior to such reduction. Notwithstanding the foregoing, a one-time reduction that also is applied to substantially all other executive officers of the Company and which one-time reduction reduces the Base Salary or Target Annual Incentive by a percentage reduction of 10% or less in the aggregate will not constitute “Good Reason”;
               (iv) The relocation of Executive to a facility or location more than twenty-five (25) miles from the location of the Company’s executive offices as of the Effective Date;
               (v) Any material breach by the Company of any material contractual obligation owed Executive which breach is not remedied within thirty (30) days of written notice; or
               (vi) The failure of the Company to obtain the assumption of this Agreement by a successor.
The failure of the Company’s stockholders to elect or reelect Executive to the Board will not constitute “Good Reason” for purposes of this Agreement.
          (f) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated within three (3) months prior or twelve (12) months following a Change of Control.
     11. Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.
     12. Confidential Information. Executive will execute the form of Employment, Confidential Information and Invention Assignment Agreement, appended hereto as Exhibit A (the “Confidential Information Agreement”). In the event of any inconsistency between the terms of this Agreement and the terms of the Confidential Information Agreement, this Agreement will prevail.
     13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the

Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void. This Section 13 will in no way prevent Executive from transferring any vested property he owns.
     14. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Attn: Chairman of the Compensation Committee
Atmel Corporation
c/o Corporate Secretary
2325 Orchard Parkway
San Jose, CA 95131
If to Executive:
at the last residential address known by the Company.
With a copy to:
Howard, Rice, Nemerovski, Canady, Falk & Rabkin
3 Embarcadero Center; Suite 700
San Francisco, CA 94111
Attn: Ronald Star, Esq.
     15. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.
     16. Arbitration. The parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single Arbitrator mutually acceptable to both parties. If the parties cannot agree on an Arbitrator, then the moving party may file a Demand for Arbitration with the American Arbitration Association (“AAA”) in Santa Clara County, California, who will be selected and appointed consistent with the AAA-Employment Dispute Resolution Rules. Any arbitration will be conducted in a manner consistent with AAA National

Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The Parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Confidential Information Agreement.
     17. Legal Expenses. The Company will reimburse Executive up to $9,000 for reasonable and actual legal expenses incurred by him in connection with the negotiation, preparation and execution of this Agreement and the Confidential Information Agreement, and related matters.
     18. Integration. This Agreement, together with the Confidential Information Agreement, the forms of equity award grant that describe Executive’s outstanding equity awards and the preexisting indemnification agreement between the parties, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement to be signed upon Executive’s hire, the terms in this Agreement will prevail.
     19. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
     20. Survival. The Confidential Information Agreement and the Company’s and Executive’s responsibilities under Sections 3(c), 6, 7, 8 and 11 will survive the termination of this Agreement.
     21. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
     22. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
     23. Governing Law. This Agreement will be governed by the laws of the state of California without regard to its conflict of laws provisions.
     24. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
     25. Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Company reasonably determines that Section 409A of the Code will result in the imposition of additional tax related to a payment of any severance or other benefits otherwise due to Executive on or within the six (6) month period following Executive’s termination or separation from service (as defined pursuant to said Section 409A), the severance benefits will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination or separation from service, as the case may be. All subsequent payments, if any, will be payable as provided in this Agreement. The Company and Executive agree to work together in good faith to consider amendments to this Agreement necessary or appropriate to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A of the Code and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder.
     26. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned
     27. Filing Assistance. The Company will reasonably assist Executive in the preparation and filing of any filings under Section 16 of the Securities Exchange Act of 1934, as amended, that may be required as a result of his service with the Company.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

ATMEL CORPORATION

/s/ David Sugishita	Date: August 6, 2006

David Sugishita Chairman of Audit Committee

EXECUTIVE:

/s/ Steven Laub	Date: August 6, 2006

Steven Laub
[SIGNATURE PAGE TO LAUB EMPLOYMENT AGREEMENT]